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                                                                EXHIBIT 10.5












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                           CHEMI-TROL CHEMICAL CO.

                          DEFERRED COMPENSATION PLAN
                              FOR KEY EMPLOYEES


                                  ARTICLE I

                             Purpose of the Plan

                  The purpose of the CHEMI-TROL CHEMICAL CO. (the "Company") Deferred Compensation Plan for Key Employees is to provide for severance and death benefits for certain key employees of the Company.


                                  ARTICLE II

                                 Definitions

                  As used herein, the following words shall have the meaning stated after them unless otherwise specifically provided:

                  2.1 "Committee" shall mean the Committee described in Section
4.1 hereof.

                  2.2. "Company" shall mean Chemi-Trol Chemical Co.

                  2.3. "Participant" shall mean a key employee of the Company chosen by the Committee to participate in this Plan.

                  2.4. "Plan" shall mean this Deferred Compensation Plan for Key Employees.

                  2.5. "Trust Agreement" shall mean the Rabbi Trust Agreement dated as of August 15, 1997 entered into between the Company and the Trustee in connection with the Plan.


                                   ARTICLE III

                                    Benefits

                  3.1. Benefits will be payable by the Company under this Plan
(i) upon any termination of a Participant's employment or (ii) upon the death of a Participant while still employed by the Company.

                  3.2. The benefit payable to a Participant upon termination of employment (other than as a result of the Participant's death) will be equal to the cash value (at the time of such termination of employment) of the insurance policy (or policies) owned by the Company reflecting Participant as insured and shown on Exhibit A hereto (as amended from time to time) (the "Life Insurance Policy").

                  3.3. The benefit payable to a Participant upon his or her death while still an





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employee of the Company will be equal to fifty percent of the death benefit of the Life Insurance Policy at the time of the Participant's death.

                  3.4. Any benefit payable to a Participant under this Article will be paid within 30 days of Participant's termination of employment or death (as the case may be), provided that no benefit will be payable by reason of Participant's death if the Company has not yet received from the applicable insurance company payment of the death benefit provided in the Life Insurance Policy.

                  3.5. Any benefit payable by reason of the death of a Participant shall be paid to the beneficiary or beneficiaries designated by him or her. If there is no designated beneficiary, or if the designated beneficiary is not surviving at the time of a Participant's death, payment of any benefit shall be made to his or her estate. Beneficiary designations shall be made by the Participant by submitting a written designation to the Committee, which designation may be changed from time to time by the Participant.

                  3.6. The Company has entered into a Trust Agreement in connection with the establishment of this Plan and it is intended that the trust established thereto shall own the Life Insurance Policies related to the Participants. It is further intended that said trust shall be treated as a grantor trust of the Company for federal income tax purposes and that any income or expenses associated with such trust shall be reflected on the Company's tax returns.


                                   ARTICLE IV

                                 Administration

                  4.1. The Board of Directors of the Company shall appoint a Committee to administer the Plan. Members of the Committee shall hold office at the pleasure of the Board of Directors and may be dismissed at any time with or without cause. Such persons serving on the Committee need not be members of the Board of Directors of the Company.

                  4.2. The Committee shall administer the Plan and resolve all questions of interpretation arising under the Plan with the help of legal counsel, if necessary. Whenever directions, designations, applications, requests or other notices are to be given by a Participant under the Plan, they shall be filed with the Committee. The Committee shall have no discretion with respect to Plan contributions or distributions but shall act in an administrative capacity only.


                                    ARTICLE V

                                  Miscellaneous

                  5.1. The Company reserves the right to amend or terminate the Plan at any time; provided, however, that no amendment or termination shall affect the vested rights of Participants.

                  5.2. No right or interest of any Participant (or any person claiming through or under such Participant, other than the surviving spouse of such Participant after he or she is deceased) in any benefit or payment herefrom shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in


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any manner be liable for or subject to the debts or liabilities of such
Participant. If any Participant or any such person (other than the surviving spouse of such Participant after he or she is deceased) shall attempt to or shall transfer, assign, alienate, anticipate, sell, pledge or otherwise encumber his or her benefits hereunder or any part thereof, or if by reason of his or her bankruptcy or other event happening at any time such benefits would devolve upon anyone else or would not be enjoyed by him or her, then the Committee, in its discretion, may terminate his or her interest in any such benefit to the extent the Committee considers necessary or advisable to prevent or limit the effects of such occurrence. Termination shall be effected by filing a written "termination declaration" with the Committee records and making reasonable efforts to deliver a copy to such Participant or his or her legal representative.

                  As long as any Participant is alive, any benefits affected by the termination shall be retained by the Trust and, in the Committee's sole and absolute judgment, may be paid to or expended for the benefit of such Participant, his or her spouse, his or her children or any other person or persons in fact dependent upon him or her in such a manner as the Committee shall deem proper. Upon the death of any Participant, all benefits withheld from him or her and not paid to others in accordance with the preceding sentence shall be distributed to such Participant's estate or to his or her creditors.

                  5.3. A Participant or beneficiary shall have no rights against or security interest in the assets of the Trust Fund and shall have only the Company's unsecured promise to pay benefits. All assets of the Trust Fund shall remain subject to the claims of the Company's general creditors.

                  5.4. This Plan is intended to be treated as an unfunded deferred compensation Plan under the Internal Revenue Code. It is the intention of the Company that the benefits pursuant to this Plan shall not be included in the gross income of the Participants or their beneficiaries until such time as the benefits are distributed from the Plan.

                  5.5. This Plan shall be effective as of August 15, 1997.



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